Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

     Pzena Investment Management, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
     (1) The name of the Corporation is Pzena Investment Management, Inc. The Corporation was originally incorporated under the name Pzena Investment Management, Inc. The original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the office of the Secretary of State of the State of Delaware on May 8, 2007. An amendment to the Original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on October 5, 2007.
     (2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

     (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation, as heretofore amended or supplemented.
     (4) Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the GCL, each share of the Corporation’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and changed into one share of validly issued, fully paid and non-assessable Class A Common Stock authorized by subparagraph (a) of Article FOURTH of this Amended and Restated Certificate of Incorporation, without any action by the holder thereof. Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Class A Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.
     (5) The text of the Original Certificate of Incorporation is restated in its entirety as follows:
     FIRST: The name of the Corporation is Pzena Investment Management, Inc. (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington,

County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).
     FOURTH:
     (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,700,000,000 shares of capital stock, consisting of (i) 750,000,000 shares of class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 750,000,000 shares of class B common stock, par value $0.000001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
     (b) Class A Common Stock and Class B Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock are as follows:
          (1) Voting.
     (i) Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incor-

poration, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation.
     (ii) At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
     (iii) Prior to the first time that the number of shares of Class B Common Stock outstanding constitutes less than 20.0% of the number of all shares of Common Stock outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast five (5) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Immediately upon and at all times after the first time that the number of shares of Class B Common Stock outstanding constitutes less than 20.0% of the number of all shares of Common Stock outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
     (iv) Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.
     (v) Any amendment to this Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the holders of shares of Class A Common Stock or the Class B Common Stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class. Any amendment to this Amended and Restated Certificate of Incorporation to increase or decrease the authorized shares of Class A Common Stock or Class B Common Stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class.
     (2) Dividends. Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Dividends consisting of shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and only proportionally with respect to each outstanding share of Class A Common Stock. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, holders of shares of Class B Common Stock shall not be entitled to receive any dividends or distributions.

     (3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of shares of Class A Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution in proportion to the number of shares held by them.
          (4) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Class A Units (as defined in the Amended and Restated Operating Agreement, dated as of October ___, 2007, of Pzena Investment Management, LLC (“Pzena LLC”) as may be amended from time to time (the “Pzena LLC Agreement”)) and the Class B Units (as defined in the Pzena LLC Agreement) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.
          (5) Exchange and Redemption. The holder of each Class B Unit shall, pursuant to the Pzena LLC Agreement, have the right, under certain circumstances, to exchange such Class B Unit for one fully paid and nonassessable share of Class A Common Stock, on and subject to the terms and conditions set forth hereunder and in the Pzena LLC Agreement.
     (i) Any holder of a Class B Unit who wishes to exercise the exchange privilege under the Pzena LLC Agreement shall present and surrender, or cause to be presented and surrendered, to Pzena LLC, for further surrender and presentation to the Corporation, the certificate or certificates representing the number of shares of Class B Common Stock that corresponds to such Class B Units surrendered for exchange during the Corporation’s normal business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock. If so required by the Corporation, any certificate for shares surrendered for redemption and cancellation shall be accompanied by instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the holder of such share or shares or his or its duly authorized representative. Each redemption and cancellation of shares of Class B Common Stock shall be deemed to have been effected on the date on which the certificate or certificates representing such shares shall have been surrendered and any required instruments of transfer shall have been received as aforesaid.
     (ii) As promptly as practicable after the presentation and surrender for redemption and cancellation, as herein provided, of any certificate for a share or shares of Class B Common Stock, the Corporation shall redeem such shares in cash (to the extent the Corporation shall have funds legally available for such payment) at a redemption value equal to the par value of the share or shares surrendered for redemption. In case any certificate for shares of Class B Common Stock shall be surrendered for redemption and cancellation of a part only of the share or shares represented thereby, the Corporation shall deliver at such office or agency of the Corporation maintained for the transfer of Class B Common Stock, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate that are not being redeemed.
     (iii) If the Corporation has insufficient funds legally available on the redemption date to redeem a share of Class B Common Stock, the Corporation shall accept any and all shares properly surrendered for exchange and shall hold such shares of Class B Common Stock in trust until the Corporation has sufficient funds legally available for payment of the redemption price for such shares, and the shares of Class B Common Stock so surrendered and so held in trust shall be cancelled only upon payment of the redemption price for such shares of Class B Common Stock. Notwithstanding the foregoing, shares of Class B Common Stock so surrendered and so held in trust shall be deemed to have been redeemed and cancelled for purposes of the Pzena LLC Agreement, and the tendering holder of such shares shall have no voting rights with respect to such shares.
     (iv) In connection with the exercise of the exchange privilege of a holder of Class B Units pursuant to the Pzena LLC Agreement, the Corporation, upon the request of Pzena LLC, shall issue the number of shares of Class A Common Stock equal to the number of Class B Units surrendered by such holder to Pzena LLC for exchange and deliver such shares of Class A Common Stock to Pzena LLC, provided that such number of shares of Class A Common Stock delivered shall not exceed the number of Class B Units surrendered to Pzena LLC by such holder.

     (v) All shares of Class B Common Stock that shall have been surrendered for redemption and cancellation as herein provided shall be deemed to be retired and may not be reissued, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.
     (vi) Such number of shares of Class A Common Stock as may from time to time be required for exchange of Class B units pursuant to the Pzena LLC Agreement shall be reserved for issuance upon exchange of outstanding Class B Units.
          (6) Transfers.
     (i) No holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any Person unless (A) such holders obtains the consent of the Corporation, in its capacity as the Managing Member of Pzena LLC, and (B) such holder transfers an equal number of Class B Units to the same Person. If a holder of shares of Class B Common Stock transfers Class B Units pursuant to the terms of the Pzena LLC Agreement, such holder must transfer an equal number of shares of Class B Common Stock to the same Person. The term “Person” means both natural persons and legal entities.

     (ii) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be null and void. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is permitted to hold such shares of Class B Common Stock under the terms hereof.
          (7) No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.
     (c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii)

entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
     (d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall only be permitted to issue and sell shares of (i) Class A Common Stock to the extent such issuance and sale complies with the Pzena LLC Agreement, and (ii) Class B Common Stock in connection with the issuance by Pzena LLC of Class B Units. In furtherance of the foregoing, each time Pzena LLC shall issue Class B Units, the

Corporation shall issue and sell to the holder of such Class B Units an equal number of shares of Class B Common Stock at a purchase price equal to the par value of such shares, subject only to (A) the payment of the applicable purchase price therefor by the holder thereof, and (B) such holder’s agreement to be bound by the terms of the Class B Stockholders’ Agreement, dated as of October___, 2007, as may be amended from time to time. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     (b) The Board of Directors shall consist of not less than five (5) or more than fifteen (15) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.
     (c) The term of the directors shall terminate on the date of the 2008 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2008, successors to the directors whose term expires at that annual meeting shall be elected for a one-year term.
     (d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     (e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.
     (f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the

Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.
     The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
     Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.
     NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
     TENTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.
     ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 66.67% of the voting power of the shares entitled to vote at an election of directors.
     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this

Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), (a) the affirmative vote of the holders of at least 66.67% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH and EIGHTH of this Amended and Restated Certificate of Incorporation, and (b) the affirmative vote of the holders of at least 66.67% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Article ELEVENTH of this Amended and Restated Certificate of Incorporation or this Article TWELFTH.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this ___day of October, 2007.

PZENA INVESTMENT MANAGEMENT, INC.
By:
Name:
Title:

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